Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash., Announces Appointment of David S. DePillo as Chief Credit Officer of Sterling Savings Bank

SPOKANE, Wash.--(BUSINESS WIRE)--October 26, 2010--Sterling Financial Corporation (NASDAQ:STSA), (“Sterling”), the bank holding company of Sterling Savings Bank, announced today that it has received regulatory approval for David S. DePillo to become chief credit officer of Sterling Savings Bank.

"David DePillo’s expertise in resolving non-performing assets and portfolio restructuring will provide additional expertise in the newly recapitalized Sterling Savings Bank," said Greg Seibly, president and chief executive officer of Sterling Financial Corporation. “David is well-regarded within the financial industry and is knowledgeable about our loan portfolio, having served in an advisory capacity in that regard.”

DePillo said, “I am ready to formally join the Sterling management team and to contribute to the momentum of its regional franchise going forward.”

DePillo has more than 25 years of financial management, banking and investment experience. He most recently served as the vice chairman of the board of Fremont General Corporation (FGC) of Anaheim Hills, Calif., a financial services holding company, and of Fremont Investment & Loan, its wholly owned bank subsidiary. From November of 2007 to September 2009, he was the president of both companies.

Prior to his affiliation with FGC, he was one of the founding stockholders of Commercial Capital Bancorp Inc. (CCBI), and served as its vice chairman, president and chief operating officer from 1999 through 2006, and as the vice chairman, president and chief operating officer of CCBI's subsidiary companies. At CCBI, he led an operations team that integrated several acquisitions and developed one of the largest multi-family and commercial real estate lending platforms in the western United States.

From 1991 to 1998, DePillo served as the first vice president and director of multifamily banking for Home Savings of America, and as the president and chief operating officer for its real estate development subsidiaries and for H.F. Ahmanson & Co., its thrift holding company. In that capacity, he restructured a multi-billion-dollar, nationwide real estate development portfolio. At that time, the firm's multi-family lending operation was the largest in the United States.

Previously, DePillo served as senior vice president and director of asset management at Coast Federal Bank, a savings institution, and as president of its mortgage banking subsidiary. From 1985 to 1987, DePillo was a certified public accountant with KPMG LLP, an accounting firm.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a commercial bank. The bank is state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of Sept. 30, 2010, Sterling Financial Corporation had assets of $10.03 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Sterling Savings Bank ranked “Highest Customer Satisfaction with Retail Banking in the Northwest Region” in the J.D. Power and Associates 2010 Retail Banking Satisfaction Study.℠ Sterling Savings Bank received the highest numerical score among retail banks in the Northwest region in the proprietary J.D. Power and Associates 2010 Retail Banking Satisfaction Study℠. The study was based on 47,673 total responses measuring 6 providers in the Northwest Region (OR, WA) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed in January 2010. Your experiences may vary. Visit jdpower.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to complete the transactions discussed herein, future contemplated capital raises and other aspects of its recapitalization and recovery plans; Sterling’s ability to maintain adequate liquidity, avoid receivership for its banking subsidiaries and its viability as a going concern; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media contact:
Cara L. Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investor contact:
Daniel G. Byrne, 509-458-3711
or
David Brukardt, 509-863-5423